FOR IMMEDIATE RELEASE
Contact:  HealthRite (NASD OTC HLRT)
          Bradley T. MacDonald, Chairman & Chief Executive Officer
          (410) 581-8042, ext. 231



              HEALTHRITE, INC. CONTINUES SUCCESSFUL RESTRUCTURING
                      AND FOCUS ON MEDIFAST CLINICAL SALES

     Owings Mills, MD (February 10, 2000) Chairman of the Board, Bradley T. MacDonald announces that, "The HealthRite restructuring continues and is showing results. The Company expects to announce a two cent ($.02) per share profit in the last quarter of 1999." Dramatically reduced expenses, the orderly liquidation of Montana Naturals, debt reduction, reduced infrastructure costs and vendor support has achieved operational efficiencies to maintain profitability in the fourth quarter. In addition, "DS" Capital Investors provided a bridge loan to Jason Pharmaceuticals, Inc., a subsidiary of HealthRite, and have converted their investment of over half a million dollars to Series "B" Preferred Convertible Stock, providing the Company with the working capital to execute its "Teleweb" Medifastdiet.com and Lifestyles(TM) Counseling Weight Management Programs. The Company renewed negotiations with major nutraceutical companies to explore a joint venture with " "Medifast Take Shape", its soy based, physician-recommended and clinically tested OTC product "that reduces the risk of heart disease." Mr. Bill Hatcher, formerly a Corporate Vice President with American Stores, has been retained as a Consultant to advise the Company on its OTC repositioning.

     HealthRite recently installed a new Windows NT relational data base with a Teleweb interface. Its new web site Medifastdiet.com is operational and its Teleweb Network Counseling Program, Lifestyles(TM) will be operational in 90 days. Susan Feldman, RN, M.S., Vice President of Sales, Cathy Ganssle B.S., M.S., Director of Marketing and Mary Jane Cash, Director Lifestyles are leading the Company's sales and marketing efforts.

     Rev. Donald Reilly, O.S.A., Ph.D. of SILOAM and Villanova University, Michael C. MacDonald of Xerox and Scott Zion, formerly of Mead Johnson, have helped guide the Company through its reorganization, while providing expert advice on developing its new Internet-based business model.

     Thanks to the Company's vendor partners, who worked with it, its dedicated employees and its exceptional Board of Directors, HealthRite looks forward to a profitable future.

     Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.